------
FORM 4
------

                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          Washington, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person(1) | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person to|
|    Don R. O'Neil                           |     NationsRent, Inc. ("NRI")                |     Issuer (Check all applicable)    |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS Identification   | 4.  Statement For  |  [ ] Director      [ ] 10% Owner     |
|                                            |    Number of Reporting  |     Month/Year     |  [X] Officer (give [ ] Other (Specify|
|                                            |    Person, if an Entity |     February 2000  |       title below)           below)  |
|                                            |    (Voluntary)          |                    |  President and Chief                 |
|    450 East Las Olas Boulevard, 14th Floor |                         |                    |    Operating Officer                 |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [X] Form Filed by One              |
|    Fort Lauderdale, Florida      33301     |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [ ] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |    2/15/00        | J(1)  |      | 251,577    |  A    | J(1) |                    |    (D)      |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |    2/15/00        | J(2)  |      | 103,300    |  A    | J(2) |      1,791,787     |    (D)      |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |    2/15/00        | J(3)  |      | 486,564    |  A    | J(3) |      2,452,564     |    (I)      |    (3)   |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |    2/15/00        | J(4)  |      |  50,486    |  A    | J(4) |                    |    (I)      |    (4)   |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |    2/15/00        | J(4)  |      | 103,300    |  A    | J(4) |        775,180     |    (I)      |    (4)   |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)

                                                     (Print or Type Response)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   or (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4, and 5)    |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Stock Options         |   $5.50      |    (5)   |  -- | -- |  --   |        |10/23/99|10/23/08|Common  |   100,000 |     --      |
|                       |              |          |     |    |       |        |        |        | Stock  |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Stock Options         |   $5.5625    |    (6)   |  -- | -- |  --   |        |6/29/00 |6/29/09 |Common  |   175,000 |     --      |
|                       |              |          |     |    |       |        |        |        | Stock  |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|       100,000       |            (D)                |                      |
|---------------------|-------------------------------|----------------------|
|       178,000       |            (D)                |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
------------------------------------------------------------------------------
Explanation of Responses:

(1)      On February 15, 2000, Ray L. O'Neal, Inc., a Texas corporation ("RLOI")
         distributed 251,577 shares of Common Stock to Mr. Don R. O'Neal, as a shareholder of RLOI. RLOI received these shares from the Issuer in satisfaction of a contingent payment obligation that arose in connection with the sale of substantially all of its assets to the
         Issuer. The number of shares issued to RLOI was based on a price of $5.8083333.
(2)      On February 15, 2000, Arenco, L.L.C., a Texas limited liability company
         ("ALLC") distributed 103,300 shares of Common Stock to Mr. Don R.
         O'Neal, as an interest holder in ALLC. ALLC received these shares from the Issuer in satisfaction of a contingent payment obligation that arose in connection with the sale of substantially all of its assets to the Issuer. The number of shares issued to ALLC was based on a price of $5.8083333.
(3)      On February 15, 2000, RLOI distributed 486,564 shares of Common Stock to the 1997 Ray L. and Ellen M. O'Neal Irrevocable Trust for Don R. O'Neal
         (the "Trust"), as a shareholder of RLOI.  RLOI received these shares from the Issuer in satisfaction of a contingent payment obligation that arose in connection with the sale of substantially all of its assets to the Issuer. The number of shares issued to RLOI was based on a price of $5.8083333.
(4)      On February 15, 2000, RLOI and ALLC distributed 50,486 and 103,300 shares of
         Common Stock, respectively, to Elizabeth M. O'Neal as a shareholder of RLOI and an interest holder in ALLC. RLOI and ALLC received these shares from the
         Issuer in satisfaction of a contingent payment obligation that arose in connection with the sale of substantially all of its assets to the Issuer.
         The number of shares issued to RLOI and ALLC was based on a price of $5.8083333.
         Mr. Don O'Neal disclaims beneficial ownership of the shares of Common Stock held by his wife.
(5)      These options were granted on 10/23/98 and vest in four equal annual installments.
(6)      These options were granted on 6/29/99 and vest in four equal annual installments.

**  Intentional misstatements or omissions of facts constitute Federal Criminal       /s/ Don R. O'Neil                  3/10/00
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             --------------------------------   ----------
                                                                                      **Signature of Reporting Person     Date
                                                                                      Don R. O'Neil, President
Note. File three copies of this form, one of which must be manually signed.                                              Page 2
      If space provided is insufficient, see Instruction 6 for procedure.
                            (Print or Type Responses)